Exhibit 10.4
CONFIDENTIAL
SEPARATION AGREEMENT AND GENERAL RELEASE
     THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered into by and among GERALD W. MERRIAM (“Merriam”), and LINN OPERATING, INC., LINN ENERGY, LLC, LINN ENERGY HOLDINGS, LLC, CHIPPERCO, LLC and MID ATLANTIC WELL SERVICE, INC. (collectively “LINN”).
     WHEREAS, Merriam has been employed as Executive Vice President-Engineering Operations for Linn Operating, Inc. and as an officer in certain of its affiliated entities; and
     WHEREAS, Merriam and Linn wish to terminate their employment relationship; and
     WHEREAS, Merriam and Linn wish to amicably resolve any and all potential disputes which they may have to avoid the expense, inconvenience and distraction likely to result from litigation.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree and intend to be legally bound as follows:
1.      The preamble as stated above is incorporated herein by reference as though fully set forth at length.
2.      Merriam resigns his employment with Linn effective as of April 7, 2006. Merriam’s signature on this Agreement shall constitute evidence of his resignation and no further document shall be required. Merriam understands that, on and after that date, he will have no authority to act for or on behalf of Linn in any capacity.
3.      Merriam also resigns as a member of the Board of Directors of Mid Atlantic Well Service, Inc., effective as of April 7, 2006. Merriam’s signature on this Agreement shall constitute evidence of his resignation and no further document shall be required. Merriam understands that, on and after that date, he will have no authority to act for or on behalf of Mid Atlantic Well Service, Inc. in any capacity.
4.      In consideration of the release of all claims as provided herein, and for the other promises made by Merriam in this Agreement, Linn agrees to pay Merriam the sum of $217,600.00, less all applicable withholding, payroll taxes and deductions. The lump sum payment to Merriam hereunder will made on or before the first full regularly scheduled payroll of Linn following the seven-day revocation period as set forth herein, provided that Merriam signs this Agreement and does not revoke and cancel the Agreement during the seven-day revocation period. Merriam shall be solely responsible for any and all applicable federal, state, and/or local taxes which may be assessed or payable on the severance sum specified herein and due, if any, in addition to the amounts withheld by Linn. Merriam agrees to release, indemnify and hold harmless Linn, from any and all responsibility or liability related to the payment of any tax which may be assessed or payable regarding the settlement sum paid hereunder on which there was not withholding.
5.      The consideration reflected in Paragraph 4 hereof represents an amount that is in addition to anything of value to which Merriam is otherwise entitled as a result of his separation of employment from Linn.
6.      Merriam hereby agrees that the lump sum payment described in Paragraph 4 of this Agreement is all that he will receive from Linn except for vested qualified retirement benefits, if any, to which Merriam may be entitled to under Linn’s ERISA plans. Merriam agrees and understands that he will not be eligible for any other employer-provided benefits, including but not limited to, medical and dental insurance, unit options, pension contributions, 401(k) contributions, participation or eligibility under the Linn Energy Long-Term Incentive Plan or any bonus or other incentive plan, paid time off or vacation pay, sick pay or leave, accident pay or insurance, short-term disability insurance, long-term disability insurance, or life insurance. Merriam’s eligibility to participate in all employee benefits and/or plans will end on April 7, 2006. Merriam’s medical and dental insurance is paid through April 30, 2006, and Merriam will be provided information relating to continuation coverage under COBRA, at Merriam’s own expense.
7.      Merriam and Linn have entered into this Agreement solely for the purpose of avoiding the burdens and expense of litigation, and the making of this Agreement is not intended, and shall not be construed that Linn has violated any statute, law, rule, order, policy, procedure, or contract, expressed or implied, or incurred any liability on account thereof and any such violation is expressly denied.
8.      Merriam, knowingly and voluntarily, on his own behalf and on behalf of his respective heirs, agents, executors, administrators, successors, legal representatives, and all persons or entities claiming any right or rights through him, including, but not limited to, in his capacity as a unitholder or otherwise, for and in consideration of the obligations set forth herein, does hereby forever release, acquit, waive and forever discharge Linn Operating, Inc., Linn Energy, LLC, Linn Energy Holdings, LLC, Chipperco, LLC and Mid Atlantic Well Service, Inc., as well as each of their past, present and future, predecessors, successors, subsidiaries, parent companies, representatives, affiliates, related entities, divisions, administrators, employees, shareholders, unitholders, directors, officers, staff, attorneys, agents, assigns, which may include but are not limited to unrelated parties and subsequent purchasers (hereinafter collectively referred to as the “Released Parties”) from any and all suits, claims, demands, rights, causes of actions, damages, losses, judgments, penalties, liens, attorneys’ fees and expenses of whatever kind or nature, in law or in equity, direct or indirect, known or unknown, mature or not matured, present or future, accrued or unaccrued, against any of the Released Parties arising out of or relating in any way to Merriam’s employment with the Released Parties and/or his separation from employment from the Released Parties, or any other act, omission, event, occurrence, or thing, including, but not limited to, any and all claims, suits, or causes of action, whether in an individual and/or derivative capacity, relating in any way to Merriam’s capacity as a unitholder or otherwise, which occurred from the beginning of time to the date that this Agreement becomes effective. The Release contained in this Paragraph applies without limitation to all Released Parties whose status is identified above as of the date of this Agreement and shall continue to apply without regard to their future employment or affiliation with Linn. This release specifically includes, but is not limited to, any and all claims for negligence, breach of contract, defamation, intentional torts, retaliation, violation of any federal, state and/or local statutes, laws or regulations prohibiting employment discrimination on the basis of race, color, religion, national origin, sex, ancestry, age, disability, retaliation and all other protected categories and all claims based on any other statute, law or regulation, affecting relations between employers and employees, including, but not limited to, the Older Workers Benefits Protection Act; the Age Discrimination in Employment Act; Title VII of the Civil Rights Acts of 1964 and 1991; the Fair Labor Standards Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; the Consolidated Omnibus Reconciliation Act of 1986; the Civil Rights Acts of 1866 and 1871; the Equal Pay Act; 42 U.S.C. § 1981; the Pennsylvania Human Relations Act; the Pennsylvania Wage Payment and Collection Law; the City of Pittsburgh Ordinance on Human Relations; the West Virginia Human Rights Act; all as amended; and all other federal, state, and/or local statutory and/or common law claims arising out of or relating in any way to Merriam’s employment with the Released Parties and/or his separation from employment from the Released Parties, or any other act, omission, event, occurrence, or thing, including, but not limited to, any and all claims, suits, or causes of action, whether in an individual and/or derivative capacity, relating in any way to Merriam’s capacity as a unitholder or otherwise, which occurr ed from the beginning of time to the date this Agreement becomes effective. This Release also includes but is not limited to a release for constructive discharge of Merriam, breach of employment and/or other contract and other statutory, common law, tort or claim that he may have against any of the Released Parties.
9.      Merriam agrees that he will not file, or permit to be filed, in his name, or on his behalf, including in his capacity as a unitholder or otherwise, any complaint, charge, lawsuit or administrative claim against any of the Released Parties identified in this Agreement, based upon Merriam’s employment with the Released Parties and/or separation from employment from the Released Parties, or any other act, omission, event, occurrence, or thing, including, but not limited to, any and all claims, suits, or causes of action, whether in an individual and/or derivative capacity, relating in any way to Merriam’s capacity as a unitholder or otherwise, which occurred from the beginning of time to the date this Agreement becomes effective. Notwithstanding any other language in this Agreement, Merriam understands that this Agreement does not prohibit him from filing an administrative charge of alleged employment discrimination under the federal Age Discrimination and Employment Act, Title VII of the Civil Rights Acts of 1964, the Americans with Disabilities Act, or the Equal Pay Act. However, Merriam waives his right to monetary or other recovery should any federal, state, or local administrative agency pursue any claims on his behalf arising out of or relating in any way to his employment with the Released Parties and/or his separation from employment from the Released Parties.
10.      Notwithstanding anything herein to the contrary, Merriam does not release any claims against any party hereto for indemnity or contribution with respect to third party claims, and Linn Operating, Inc., Linn Energy, LLC, Linn Energy Holdings, LLC, Chipperco, LLC and Mid Atlantic Well Service, Inc. shall defend and provide defense, indemnification or contribution to Merriam to the same extent that defense, indemnification or contribution would have been provided has this Agreement not been made.

11.      Merriam hereby acknowledges that during his employment with Linn he obtained information regarding Linn’s business, including trade secrets, customer lists, and other confidential and proprietary business information relating to Linn, its business operations and accounts, which are valuable assets and property rights of Linn. Merriam agrees that he will not, either directly or indirectly, misappropriate, use or disclose, without the prior written consent of Linn, any information regarding Linn and/or any of the Released Parties, their respective businesses, affiliates, customers, prospective customers and their employees, which Merriam acquired while employed by Linn. Merriam further agrees not to make any statements which defame, slander or disparage any of the Released Parties or any of their administrators, shareholders, unitholders, directors, officers, staff, attorneys, agents, employees, heirs, representatives or partners.
12.      Neither Merriam nor Linn will disclose the terms and facts of this Agreement without the written consent of the other party, provided however, either party may make such disclosure to his or its legal and tax advisors or as required by law, including any reporting obligations either party may have under any applicable tax, securities and other applicable laws and those individuals employed at or by Linn who need to know in order to implement the terms of this Agreement. Merriam and Linn understand and agree that noncompliance with the terms and conditions of this Paragraph will be construed by the other party to be a breach of contract and such other party will be entitled to such remedies that may include, but not limited to, money damages plus accrued interest and all other equitable and legal remedies such party may be entitled to in the protection of its rights at law, in equity or otherwise.
13.      On or before April 7, 2006, Merriam hereby agrees to return to Linn all computers, software, records, manuals, proposals, electronic storage media, written and printed materials, keys, identification cards and other property, documents or information of Linn and/or relating in any way to any of the Released Parties and/or their businesses, customers and prospective customers in

Merriam’s possession, custody or control. Merriam certifies that he has not kept the originals or copies of any documents, records, computer files, software or any other property of Linn and/or any of the Released Parties and/or their customers and prospective customers.
14.      The parties acknowledge that, as of the date of this Agreement, Merriam is the holder of 475,622 units of Linn Energy, LLC. The terms and conditions of this Agreement shall not alter or affect his existing ownership rights in such units.
15.      Merriam agrees that he will make himself available from time to time for a period not to exceed one (1) year from date of this Agreement to provide consulting services to Linn, upon the reasonable request of Linn. Merriam hereby agrees that his hourly rate for serving as a consultant will be $100.00 per hour plus reasonable direct out-of-pocket expenses upon the furnishing of receipts or other supporting documentation acceptable to Linn. Merriam agrees and acknowledges that Linn is under no obligation to request Merriam’s services as a consultant and that he will only perform consulting services upon Linn’s request to do so. If Merriam’s consulting services are requested by Linn, he will remain at all times an independent contractor and not an employee of Linn or any of the Released Parties. Merriam shall have no obligation to provide consulting services during any period in which he is gainfully employed on a full-time basis.
16.      By signing this Agreement, Merriam acknowledges and agrees that he:
(a)      has read and understands each and every provision of this Agreement;
(b)      understands that the Agreement is a legally binding agreement and has been given the opportunity to review it with legal counsel of his choice prior to signing;
(c)      the consideration for this Agreement includes Linn’s payment of severance pay and continuation of medical insurance benefits, as described above, which Merriam acknowledges is in addition to anything of value to which he is already entitled to from Linn;
(d)      acknowledges that he has had at least twenty-one (21) days after receipt of this Agreement to consider whether or not to sign the Agreement and that he freely and knowingly can waive the twenty-one (21) day period and execute this Agreement prior to the expiration of the twenty-one (21) day period;

(e)      realizes and understands that the Release contained in Paragraph 8 of this Agreement applies to and covers all suits, claims, demands, rights, actions, charges, and causes of action, arising under any federal, state, and/or local laws prohibiting employment discrimination and all common law claims against each of the Released Parties, including, but not limited to, any and all claims arising out of his employment with the Released Parties and/or his separation from employment from the Released Parties, whether or not he knows or suspects them to exist at the present time and that he is giving up the right to sue Linn and each of the Released Parties for any claims which he believes he has based upon any act, omission, event, occurrence or thing which occurred from the beginning of the world to the date this Agreement is signed and becomes effective;
(f)      has not received any promises or representations except those contained in this Agreement;
(g)      has not filed any complaints or charges with a court or administrative agency against Linn or any of the other Released Parties prior to the date of the signing of this Agreement;
(h)      is aware that he may change his mind and revoke this Agreement in writing at any time during the seven-day period after the Agreement is signed, in which case none of the provisions of this Agreement will have any effect; and
(i)      understands that (1) the terms of this Agreement; and (2) that his signing of this Agreement is done voluntarily and with the full understanding of its consequences and has not been forced or coerced in any way.
17.      Merriam shall have a period of seven (7) days from the date he signs this Agreement to revoke and cancel it. Any revocation and cancellation must be in writing signed by Merriam and received by Mr. David J. Grecco, Esq., at 650 Washington Road, 8th Floor, Pittsburgh, Pennsylvania 15228, before the close of business on the seventh (7th) calendar day following the date Merriam signs and returns this Agreement. Consequently, this Agreement shall not become effective and shall have no force and effect until the end of seven (7) calendar days following the day that Merriam signs and returns this Agreement to Mr. David J. Grecco, Esq.
18.      If, in any legal action by Merriam the Release contained in Paragraph 8 hereunder is declared unenforceable, Linn shall be entitled to a setoff or recoupment of the entire separation pay and benefits paid by Linn hereunder to the extent permitted by applicable law. In the event that a court of competent jurisdiction determines that Merriam has breached any of the other agreements set forth in this Agreement, including but not limited to the confidentiality provisions contained in this Agreement or that any information, representation or warranty made by Merriam contained in this Agreement is false or misleading, then this Agreement shall be null and void and the entire separation pay and benefits provided to Merriam under this Agreement shall be treated as an overpayment and shall be repaid by Merriam with interest at the rate of six percent (6%) per annum. Further, Merriam agrees to pay any collection or legal fees incurred by the Released Parties to recover the aforestated amounts.
19.      This Agreement constitutes the complete agreement and understanding of the parties, supersedes any prior agreements or understandings of the parties (oral or written) and may be amended only in writing signed by the parties.
20.      If any part, term, or provision of this Agreement is declared or determined by any court to be illegal or invalid, such invalidity or illegality shall not affect the validity of the other provisions of this Agreement, and the illegal or invalid part, term or provision shall be deemed to be severable and not part of this Agreement.
21.      This Agreement at all times and for all purposes, shall be interpreted, enforced and governed in accordance with the laws of the Commonwealth of Pennsylvania.
22.      This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, administrators, executors, successors and assigns.
23.      This Agreement may be executed in duplicate with each party maintaining an original copy. Any one of the two (2) original copies of the Agreement will be construed as an original document for all lawful purposes.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date indicated below.

/s/ Gerald W. Merriam

GERALD W. MERRIAM

/s/ Roberta J. Merriam	Date: April 7, 2006
Witness

LINN OPERATING, INC., LINN ENERGY, LLC, and LINN ENERGY HOLDINGS, LLC

	By:	/s/ Roland P. Keddie

Roland P. Keddie

	Title:	Executive Vice President

/s/ Joan H. Martin	Date: April 7, 2006
Witness

CHIPPERCO, LLC

	By:	/s/ Roland P. Keddie

Roland P. Keddie

	Title:	President

/s/ Joan H. Martin	Date: April 7, 2006
Witness

MID ATLANTIC WELL SERVICE, INC.

	By:	/s/ Roland P. Keddie

Roland P. Keddie

	Title:	Secretary

/s/ Joan H. Martin	Date: April 7, 2006
Witness
[Signature page to Separation Agreement and General Release (Merriam)]